                                                                 EXHIBIT 6.5

                         Ratification and Amendment A
                                      to
                COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
                     (hereinafter "CRADA") No. ORNL96-0454

                                By and Between

    Lockheed Martin Energy Research Corporation (hereinafter "Contractor")
                                      And
               DCH Technology, Inc. (hereinafter "Participant")

This Ratification and Amendment A to CRADA No. ORNL96-0454 by and between the Contractor and the Participant is made effective upon approval by the DOE. The Contractor and the Participant will hereinafter jointly be referred to as the "Parties."

                                   WITNESS:

The Parties hereby desire to ratify and amend said CRADA.

THEREFORE, the Parties hereto agree to be bound as follows:

Revise Article III: FUNDING AND COSTS, as follows:
                    -----------------

          Replace Paragraph A with: "The Participant's estimated in-kind contribution is [*]. The Government's estimated contribution, which is provided through the Contractor's contract with DOE, is [*], subject to available funding."

          Replace the last sentence of Paragraph D with: "The work to be performed under this CRADA shall be completed within thirty-six (36) months from the effective date.

Revise Appendix A, STATEMENT OF WORK as follows:

     At page A-2, Revise the date of completion for Task 2 from six months to 18
     -----------
     months.

     Revise the date of completion for Task 3 from 12 to 30 months.

     Revise the date of completion for Task 4 from 12 to 36 months.

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

     At page A-3, Estimated Cost and Source of Support, replace the entire
     -----------
     section with:

     The total cost of this project is $1,170,000. The Government's estimated in-kind contribution, which is provided through the Contractor's contract with DOE, is [*] from the Energy Efficiency and Renewable Energy
     Program; the Participant's in-kind contribution is [*].

     Contribution Break Down
     -----------------------
     [*]


     At page A-3, Schedule, replace, "The duration of this project is 12 months." With "The duration of this project is thirty-six (36) months."

IN WITNESS WHEREOF, the Parties hereto have caused this ratification and amendment to be duly executed in their respective names by their duly authorized representatives.

FOR THE CONTRACTOR:



By:    /s/ Alvin W. Trivelpiece
       ----------------------------------------------

Name:     Alvin W. Trivelpiece, President
       ----------------------------------------------
       Lockheed Martin Energy Research Corporation,
Title: and Director, Oak Ridge National Laboratory
       ----------------------------------------------

Date:     10/23/97
       ----------------------------------------------

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

By:    /s/ Sylvester Scott for
       --------------------------------------

Name:     Dean A. Waters, Acting Director
       --------------------------------------

Title:         Technology Transfer
       --------------------------------------

Date:     10/27/97
       --------------------------------------


FOR THE PARTICIPANT

By:    /s/ David A. Walker
       --------------------------------------

Name:      David A. Walker
       --------------------------------------

Title:     Vice President
       --------------------------------------

Date:      10/31/97
       --------------------------------------

                        STEVENSON-WYDLER (15 USC 3710)
                     COOPERATIVE RESEARCH AND DEVELOPMENT
               AGREEMENT (hereinafter "CRADA") No. ORNL 96-0454

                                    BETWEEN

                  Lockheed Martin Energy Research Corporation
                 under its U.S. Department of Energy Contract
               No. DE-AC05-96OR22464 (hereinafter "Contractor")

                                      AND

               DCH Technology, Inc. (hereinafter "Participant"),

          both being hereinafter jointly referred to as the "Parties"

ARTICLE I: DEFINITIONS
           -----------

A.      "Government" means the United States of America and agencies thereof.

B. "DOE" means the Department of Energy, an agency of the United States of America.

C. "Contracting Officer" means the DOE employee administering the Contractor's DOE contract.

D. "Generated Information" means information produced in the performance of this CRADA.

E. "Proprietary Information" means information which embodies (i) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4)), either of which is developed at private expense outside of this CRADA and which is marked as Proprietary Information.

F. "Protected CRADA Information" means Generated Information which is marked as being Protected CRADA Information by a Party to this CRADA and which would have been Proprietary Information had it been obtained from a non-federal entity.

G. "Subject Invention" means any invention of the Contractor or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

H. "Intellectual Property" means patents, Trademarks, copyrights, Mask Works, Protected CRADA Information and other forms of comparable property rights protected by Federal Law and other foreign counterparts.

I. "Trademark" means a distinctive mark, symbol or emblem used in commerce by a producer or manufacturer to identify and distinguish its goods or services from those of others.

J. "Mask Work" means a series of related images, however fixed or encoded, having or representing the predetermined, three-dimensional pattern of metallic, insulating or semiconductor material present or removed from the layers of a semiconductor chip product; and in which series the relation of the images to one another is that each image has the pattern of the surface of one form of the semiconductor chip product. (17 USC 901(a)(2)).

K. "RD&D" means research, development and demonstration performed by the Contractor and the Participant under this CRADA.

L. "Background Intellectual Property" means the Intellectual Property rights in the items identified by the Parties in Appendix C, Background Intellectual Property, which were in existence prior to or are first produced outside of this CRADA, except that in the case of inventions in those identified items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property. Licensing of Background Intellectual Property, if agreed to by the Parties, shall be the subject of separate licensing agreements between the Parties. Background Intellectual Properties are not Subject Inventions.

ARTICLE II:  STATEMENT OF WORK
             -----------------

Appendix A, Statement of Work, is hereby incorporated into this CRADA by reference.

ARTICLE III: FUNDING AND COSTS
             -----------------

A. The Participant's estimated contribution is [*]. The Government's estimated contribution, which is provided through the Contractor's contract with DOE, is [*], subject to available funding.

B. Neither Party shall have an obligation to continue or complete performance of its work at a cost in excess of its estimated cost as contained in
     Article III A above, including any subsequent amendment.

C. Each Party agrees to provide at least thirty (30) days notice to the other Party if the actual cost to complete performance will exceed its estimated cost.

D. The effective date of this CRADA shall be the latter date of (1) the date on which it is signed by the last of the Parties hereto or (2) the date on which it is approved by DOE. The work to be performed under this CRADA shall be completed within twelve (12) months from the effective date.

ARTICLE IV: PERSONAL PROPERTY
            -----------------

All tangible personal property produced under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it. Such property is identified in Appendix A, Statement of Work. Personal property shall be disposed of as directed by the owner at the owner's expense. All jointly funded property shall be owned by the Government.

ARTICLE V:  DISCLAIMER
            ----------

THE GOVERNMENT, THE PARTICIPANT, AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY OR PRODUCT MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, NOR THE CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

ARTICLE VI: PRODUCT LIABILITY
            -----------------

Except for any liability resulting from any negligent acts or omissions of Contractor, Participant indemnifies the Government and the Contractor for all damages, costs and expenses, including attorney's fees, arising from personal injury or property damage occurring as a result of the making, using or selling of a product, process or service by or on behalf of the Participant, its assignees or

[*] Omitted pursuant to a request for confidentiality filed with the Securities and Exchange Commission.

licensees, which was derived from the work performed under this CRADA. In respect to this Article, neither the Government nor the Contractor shall be considered assignees or licensees of the Participant, as a result of reserved Government and Contractor rights. The indemnity set forth in this paragraph shall apply only if Participant shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or Government shall have provided all reasonably available information and reasonable assistance requested by Participant. No settlement for which Participant would be responsible shall be made without Participant's consent unless required by final decree of a court of competent jurisdiction.

ARTICLE VII: OBLIGATIONS AS TO PROPRIETARY INFORMATION
             -----------------------------------------

A. If Proprietary Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary thereof within ten (10) days as being Proprietary Information.

B. Each Party agrees to not disclose Proprietary Information provided by another Party to anyone other than the CRADA Participant and Contractor without written approval of the providing Party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

C. All Proprietary Information shall be returned to the provider thereof, upon request by the disclosing Party at the conclusion of this CRADA at the provider's expense.

D. All Proprietary Information shall be protected for a period of three (3) years from the date of execution of this CRADA, unless and until such Proprietary Information shall become publicly known without the fault of the recipient, shall come into recipient's possession without breach of any of the obligations set forth herein by the recipient, or shall be independently developed by recipient's employees who did not have access to such Proprietary Information.

E. In no case shall the Contractor provide Proprietary Information of Participant to any person or entity for commercial purposes, unless otherwise agreed to in writing by such Participant.

ARTICLE VIII: OBLIGATIONS AS TO PROTECTED CRADA INFORMATION
              ---------------------------------------------

A.   Each Party may designate as Protected CRADA Information, as defined in
     Article 1, any Generated Information produced by its employees and, with the agreement of the other Party, may mark any Generated Information produced by the other Party's employees. All such designated Protected CRADA Information shall be appropriately marked.

B. For a period of three (3) years from the date Protected CRADA Information is produced, Parties agree not to further disclose such Protected CRADA Information except:

     (1)  as necessary to perform this CRADA;

     (2)  as provided in Article XI [REPORTS AND ABSTRACTS];

     (3) as requested by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities with the same protection in place; or

     (4)  as mutually agreed by the Parties in advance.

C. The obligations of (B) above shall end sooner for any Protected CRADA Information which shall become publicly known without fault of either Party, shall come into a Party's possession without breach by that Party of the obligations of (B) above, or shall be independently developed by a Party's employees who did not have access to the Protected CRADA Information.

ARTICLE IX: RIGHTS IN GENERATED INFORMATION
            -------------------------------

The Parties agree that they shall have no obligations of non-disclosure or limitations on their use of, and the Government shall have unlimited rights in, all Generated Information, all Protected CRADA Information after the expiration of the period set forth in Article VIII B above and information provided to the Government or Contractor under this CRADA which is not marked as being copyrighted (subject to Article XIII) or as Protected CRADA Information (subject to Article VIII B) or Proprietary Information (subject to Article VII B), or which is a Subject Invention disclosure which may later be the subject of a U.S. or foreign patent application.

ARTICLE X: EXPORT CONTROL
           --------------

A. THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS.

ARTICLE XI: REPORTS AND ABSTRACTS
            ---------------------

A.   The Parties agree to produce the following deliverables:

     (1)  an initial abstract suitable for public release;

     (2) other abstracts (final when work is complete, and others as substantial changes in scope and dollars occur);

     (3)  a final report, to include a list of Subject Inventions;

     (4) other topical/periodic reports where the nature of research and magnitude of dollars justify; and

     (5) computer software in source and object code format as defined within the Statement of Work.

B. It is understood that the Contractor has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.

ARTICLE XII: PRE-PUBLICATION REVIEW
             ----------------------

A. The Parties agree to secure pre-publication approval from each other which shall not be unreasonably withheld or denied beyond thirty (30) days.

B. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XIII: COPYRIGHTS
              ----------

A.   The Parties may assert copyright in any of their Generated Information.

B. Copyrights arising under this CRADA which are authored solely by employees of Participant shall be owned by Participant.

     Copyrights which are authored solely by employees of Contractor and which are obtained by Contractor shall be owned by Contractor.

     For copyrights arising under this CRADA authored by employees of both Parties, each Party shall have undivided rights in ownership of such copyrights, provided the copyrights are generated with the intention that the Parties' contributions be merged into inseparable or independent parts of a unitary whole. Jointly owned rights in copyrights shall be without accounting.

     For a period of up to six (6) months from the date of completion or termination of this CRADA, Contractor agrees to offer an option to Participant to negotiate a nonexclusive Copyright License Agreement for any Copyright arising under this CRADA and obtained by Contractor. The U.S. Competitiveness Clause shall apply to all such Agreements.

C. For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.

D. For all copyrighted computer software produced in the performance of this CRADA the Party owning the copyright will provide source code, an expanded abstract as described in Appendix B, and the object code and the minimum support documentation needed by a competent user to understand and use the software to DOE's Energy Science and Technology Software Center, P. 0. Box 1020, Oak Ridge, TN 37831. The expanded abstract will be treated in the same manner as Generated Information in subparagraph C of this Article.

E. The Contractor and the Participant agree that, with respect to any copyrighted computer software produced in the performance of this CRADA, DOE has the right, at the end of the period set forth in paragraph B of
     Article VII hereof and at the end of each two-year interval thereafter, to request the Contractor and the Participant and any assignee or exclusive licensee of the copyrighted software to grant a nonexclusive, partially exclusive, or sole commercial license to a responsible applicant upon terms that are reasonable under the circumstances, provided such grant does not cause a termination of any licensee's right to use the copyrighted computer software. If the Contractor or the Participant or any assignee or exclusive licensee refuses such request, the Contractor and the Participant agree that DOE has the right to grant the license if DOE determines that the Contractor, the Participant, assignee, or licensee has not made a satisfactory demonstration that it is actively pursuing commercialization of the copyrighted computer software.

     Before requiring licensing under this paragraph E, DOE shall furnish the Contractor/Participant written notice of its intentions to require the Contractor/Participant to grant the stated license, and the Contractor/Participant shall be allowed thirty (30) days (or such longer period as may be authorized by the cognizant DOE Contracting Officer for good cause shown in writing by the Contractor/Participant) after such notice to show cause why the license should not be required to be granted.

     The Contractor/Participant shall have the right to appeal the decision by the DOE to the grant of the stated license to the Invention Licensing Appeal Board as set forth in paragraphs (b)- (g) of 10 CFR 781.65, "Appeals".

F. The Parties agree to place copyright and other notices, as appropriate for the protection of copyright, in human readable form onto all physical media, and in digitally encoded form in the header of machine readable information recorded on such media such that the notice will appear in human readable form when the digital data are off-loaded or the data are accessed for display or printout.

ARTICLE XIV: REPORTING SUBJECT INVENTIONS
             ----------------------------

A. The Parties agree to disclose to each other each and every Subject Invention which may be patentable or otherwise protectable under the Patent Act. The Parties acknowledge that the Contractor will disclose all Subject Inventions to the DOE within two (2) months after the inventor first discloses the Subject Invention in writing to the person(s) responsible for patent matters of the disclosing Party.

B. These disclosures should be in such detail as to be capable of enabling one skilled in the art to make and use the Subject Invention under 35 USC 112. The disclosure shall also identify any known actual or potential statutory bars, i.e., printed publications describing the Subject Invention or the public use or on sale of the Subject Invention in this country. The Parties further agree to disclose to each other any subsequently known actual or potential statutory bar that occurs for a Subject Invention disclosed but for which a patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 USC 205.

ARTICLE XV: TITLE TO SUBJECT INVENTIONS
            ---------------------------

Whereas DOE has granted rights to Subject Inventions to the Participant and to the Contractor:

A. Each Party shall have the first option to elect to retain title to any Subject Invention made by its employees. If a Party elects not to retain title to any Subject Invention of its employees, then the other Party shall have the second option to elect to retain title to such Subject Invention. The DOE shall retain title to any Subject Invention which is not retained by any Party. Each Party shall have the option to elect to retain title to its undivided rights in any Subject Invention made jointly by employees of Contractor and employees of Participant.

B. The Parties acknowledge that the DOE may obtain title to each Subject Invention reported under Article XIV for which a patent application or applications are not filed pursuant to Article XVI and for which any issued patents are not maintained by any Party to this CRADA.

C. The Parties acknowledge that the Government retains a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention throughout the world.

D. Participant has entered into a Sole Commercial Patent License Agreement with Contractor having an effective date of September 30, 1996, subject to Participant executing this CRADA, for Contractor's Background intellectual Property listed in Appendix C of this CRADA in the "Licensed Field" defined by the use of sensors and systems in:

       (a) Production, storage and transportation of hydrogen for use in the generation of power;

       (b) Use of hydrogen in fuel cells and high yield energy storage not including commercial batteries;

       (c) Safety applications in the chemical industry where hydrogen is a by-product of a chemical manufacturing process; and

       (d)  Safety applications in the petroleum industry.

     For a period of 1) up to six (6) months from the date of filing of any patent application Contractor or 2) up to six (6) months from the date of completion or termination of this CRADA, whichever period expires first, Contractor agrees to offer to license to Participant in the "Licensed Field" any patents or patent applications resulting from Subject Inventions developed under this CRADA made solely by employees of Contractor and for the undivided rights of Contractor in any patents or patent applications resulting from joint Subject Inventions developed under this CRADA made by employees of Contractor and employees of Participant. Such offer shall be effective for a period of 1) up to six (6) months from the date of filing of any patent application by Contractor or 2) up to six (6) months from the date of completion or termination of this CRADA, whichever period expires first. If Participant accepts such offer, Participant's existing Sole Commercial Patent License Agreement with Contractor in the "Licensed Field" shall be amended to include such patents or patent applications and to include the U.S. Competitiveness Clause in such Sole Commercial Patent License Agreement. If Participant does not accept such offer and execute such Sole Commercial Patent License Agreement within a period of 1) up to six (6) months from the date of filing of any patent application by Contractor or 2) up to six (6) months from the date of completion or termination of this CRADA, whichever period expires first, such offer will be withdrawn and Contractor shall be free to license such Subject Inventions or such joint Subject Inventions in the "Licensed Field" to any party. The U.S. Competitiveness Clause shall apply to all such Agreements.

ARTICLE XVI:   FILING PATENT APPLICATIONS
               --------------------------

A. The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions shall have the first opportunity to file U.S. and foreign patent applications; but if such Party does not file such applications within six (6) months after disclosure, then the other Party to this CRADA may file patent applications on such Subject Inventions and the Party initially having ownership interests shall fully cooperate in this effort. The Parties shall share equally in the costs for the prosecution, filing and maintenance of joint Subject Inventions where both Parties elect to retain title to their undivided rights.

B. The Parties agree that DOE has the right to file patent applications in any country if neither Party desires to file a patent application for any Subject Invention. Notification of such negative intent shall be made in writing to the DOE Contracting Officer within nine (9) months after the initial disclosure of such Subject Invention or not later than sixty (60) days prior to the time when any statutory bar might foreclose filing of a U.S. patent application.

C. A Party electing title or filing a patent application in the United States or in an foreign country shall advise the other Party and the DOE if it no longer desires to continue prosecution or retain title in the United States or any foreign country. The other Party and then the DOE will be afforded the opportunity to take title and retain the patent rights in the United States or any such foreign country.

D. Every twelve (12) months from the date of the CRADA, each Party shall deliver to the other Party interim reports listing the Subject Inventions, if any, it has produced during the preceding twelve (12) month period. If a Party has produced no Subject Invention for any twelve (12) month period, the Party's interim report for that period will explicitly state so.

ARTICLE XVII:  TRADEMARKS
               ----------

A. The Parties may seek to obtain Trademark/service mark protection on products or services generated under this CRADA in the United States or foreign countries. The Parties hereby acknowledge that the Government shall have the right to indicate on any similar goods or services produced by or for the Government that such goods or services were derived from and are a DOE version of the goods or services protected by such Trademark/service mark with the Trademark/service mark and the owner thereof being specifically identified. In addition, the Government shall have the right to use such Trademark/service mark in print or communications media.

B. For a period of up to six (6) months from the date of completion or termination of this CRADA, Contractor agrees to offer an option to Participant to negotiate a nonexclusive Trademark License Agreement for any Trademark arising under this CRADA and obtained by Contractor. The U.S. Competitiveness Clause shall apply to all such Agreements.

ARTICLE XVIII: MASK WORKS
               ----------

A. The Parties may seek to obtain legal protection for Mask Works fixed in semiconductor products generated under this CRADA as provided by Chapter 9 of Title 17 of the United States Code. The Parties hereby acknowledge that the Government or others acting on its behalf shall retain a nonexclusive, paid-up, worldwide, irrevocable, nontransferable license to reproduce, import, or distribute the covered semiconductor product by or on behalf of the Government, and to reproduce and use the Mask Work by or on behalf of the Government.

B. For a period of up to six (6) months from the date of completion or termination of this CRADA, Contractor agrees to offer an option to Participant to negotiate a nonexclusive Mask Works License Agreement for any Mask Works arising under this CRADA and obtained by Contractor. The U.S. Competitiveness Clause shall apply to all such Agreements.

ARTICLE XIX:   COST OF INTELLECTUAL PROPERTY PROTECTION
               ----------------------------------------

Each Party shall be responsible for payment of all costs relating to copyright, Trademark and Mask Work filing, U.S. and foreign patent application filing and prosecution, and all costs relating to maintenance fees for U.S. and foreign patents hereunder which are owned by that Party. Government/DOE laboratory funds contributed as DOE's cost share to a CRADA cannot be given to Participant for payment of Participant's costs of filing and maintaining patents or filing for copyrights, Trademarks and Mask Works.

ARTICLE XX:    REPORTS OF SUBJECT INVENTION USE
               --------------------------------

Participant agrees to submit, upon request of DOE, a nonproprietary report no more frequently than annually on efforts to utilize any Subject Invention.

ARTICLE XXI:   DOE MARCH-IN RIGHTS
               -------------------

The Parties acknowledge that the DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304-1(g).

ARTICLE XXII:  U.S. COMPETITIVENESS
               --------------------

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

In exchange for the benefits received under this CRADA, the Parties therefore agree to the following:

A. Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States;

B. Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant's manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the U.S., shall not result in reduction of the use of the same processes, services, or improvements in the United States.

ARTICLE XXIII: ASSIGNMENT OF PERSONNEL
               -----------------------

A. Each Party may assign personnel to any other Party's facility as part of this CRADA to participate in or observe the research to be performed under this CRADA. Such personnel assigned by the assigning Party shall not during the period of such assignments be considered employees of the receiving Party for any purpose.

B. The receiving Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

C. The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the receiving Party's facilities under this CRADA. The receiving Party shall bear facility costs of such assignments.

ARTICLE XXIV:  FORCE MAJEURE
               -------------

No failure or omission by Contractor or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of Contractor or Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XXV:   ADMINISTRATION OF CRADA
               -----------------------

It is understood and agreed that this CRADA is entered into by the Contractor under the authority of its prime contract with DOE. The Contractor is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of this CRADA may be transferred from the Contractor to DOE or its designee with notice of such transfer to the Participant, and the Contractor shall have no further responsibilities except for the confidentiality, use and/or nondisclosure obligations of this CRADA.

ARTICLE XXVI:  RECORDS AND ACCOUNTING FOR GOVERNMENT PROPERTY
               ----------------------------------------------

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to the CRADA.

ARTICLE XXVII: NOTICES
               -------

A. Any communications required by this CRADA, if given by postage prepaid first class U.S. Mail addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

B. The addresses, telephone numbers and facsimile numbers for the Parties are as follows:

     Contractor:
     Mr. James E. Ferguson                                     Telephone:
     Business Manager                                          (423) 241-2353
     Lockheed Martin Energy Research Corp.                     Facsimile:
     P. 0. Box 2009                                            (423) 576-9465
     Oak Ridge, Tennessee 37831-8242

     Participant:
     Mr. David P. Haberman                                     Telephone:
     DCH Technology, Inc.                                      (818) 385-0400
     14241 Ventura Boulevard, Suite 208                        Facsimile:
     Sherman Oaks, CA 91423                                    (818) 385-0849

ARTICLE XXVIII: DISPUTES
                --------

The Parties shall attempt to jointly resolve all disputes arising from this CRADA. If the Parties are unable to jointly resolve a dispute within a reasonable period of time, the dispute shall be decided by the DOE Contracting Officer, who shall reduce his/her decision to writing within sixty (60) days of receiving, in writing, the request for a decision by either Party to this CRADA. The DOE Contracting Officer shall mail or otherwise furnish a copy of the decision to the Parties. The decision of the DOE Contracting Officer is final unless, within one hundred and twenty (120) days, the Participant brings an action for adjudication in a court of competent jurisdiction in the State of Tennessee. To the extent that there is no applicable U.S. Federal law, this CRADA and performance thereunder shall be governed by the law of the State of Tennessee.

ARTICLE XXIX:   ENTIRE CRADA AND MODIFICATIONS
                ------------------------------

A. It is expressly understood and agreed that this CRADA with its Appendices contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA. This CRADA shall not be effective until approved by DOE.

B. Any agreement to materially change any terms or conditions of this CRADA or the Appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

ARTICLE XXX:   TERMINATION
               -----------

This CRADA may be terminated by either Party upon ninety (90) days written notice to the other Party. The terminating Party shall provide the other Party a clear rationale for termination prior to final termination.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination, and which are related to the termination. The confidentiality, use, and/or nondisclosure obligations of this CRADA shall survive any termination of this CRADA.

FOR CONTRACTOR:


By: /s/ Alvin W. Trivelpiece
   ----------------------------------------------
Name:  Alvin W. Trivelpiece, President
     --------------------------------------------
 Lockheed Martin Energy Research Corporation, and
Title: Director, Oak Ridge National Laboratory
      -------------------------------------------
Date: 9/4/96
     --------------------------------------------

By: /s/ James E. Fergusson
   ----------------------------------------------
Name:  for William R. Martin
     --------------------------------------------
Title: Vice President, Technology Transfer
      -------------------------------------------
Date:  9/6/96
      -------------------------------------------


FOR PARTICIPANT:

By: /s/ David A. Walker
   ----------------------------------------------
Name: David A. Walker
     --------------------------------------------
Title: Vice President, Operations
      -------------------------------------------
Date: 9/26/96
     --------------------------------------------

                                  Appendix A

                              Statement of Work
                                     for
                            CRADA No. ORNL 96-0454
                                     with
                         DCH Technology, Incorporated
                                     for
            Development of Low Cost Hydrogen Sensors and Detectors

Purpose and Background

The purpose of this Cooperative Research and Development Agreement (CRADA) between Lockheed Martin Energy Research Corporation (Contractor) and DCH Technology, Incorporated (Participant), is to develop and commercialize hydrogen sensor prototypes for the Department of Energy (DOE) Hydrogen Program. The Contractor and the Participant are hereinafter jointly referred to as the "Parties". Current hydrogen sensor prototypes, developed and patented at the Contractor are monolithic, thick-film devices that are inherently robust with respect to temperature and humidity and cost very little to manufacture. The sensors have demonstrated a good response to hydrogen at the lower explosive limit and preliminary tests also indicate a fast enough response and sufficient hardiness for many applications relevant to hydrogen production, storage, and transport. The technical challenges that must be met to commercialize this device involve materials optimization; detector electronics and packaging design that enable inexpensive and reliable manufacture, as well as ease of deployment; and comprehensive evaluation of the device performance for identified application areas.

Technical Objectives [*]

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

Scope of Work

[*]


[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

Estimated Cost and Source of Support

The total estimated cost of this CRADA is $1,500,000. The Government's estimated contribution, which is provided through the Contractor's contract with DOE, is [*] from the Energy Efficiency and Renewable Energy Program Office. The Participant's in-kind contribution is [*]. The amount of funds, in thousands of dollars, is summarized below for each project year.

[*]

Deliverables

[*]

Schedule

[*]


[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

Program Management

The principal investigators for this CRADA are B. S. Hoffheins (Contractor), and
D. P. Haberman (Participant).

The principal investigators for the Parties will meet as needed to review the program and to ensure that the project continues on schedule. Brief quarterly status reports will be jointly issued by the 15th day of the month following the end of the reporting period. A more detailed final report for the project will be prepared for wider distribution after full review by the Parties.